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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

    We hereby consent to the use of our report dated August 28, 1997, included herein related to the balance sheet of the Company as of August 28, 1997, and our report dated March 6, 1997, included herein related to the balance sheets of AEGIS Mortgage Corporation as of December 31, 1995 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. We also consent to the references to us under the heading 'Experts' in the prospectus.

                                          /s/ KPMG PEAT MARWICK LLP
                                          --------------------------------------


                                            KPMG Peat Marwick LLP


Houston, Texas
November 26, 1997